Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134236 and 333-181188) and Registration Statement on Form S-3 (No. 333-191020) of Signature Group Holdings, Inc. of our report dated March 12, 2015, relating to the consolidated balance sheets of Signature Group Holdings, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014, appearing in the Annual Report on Form 10-K as of December 31, 2014.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Los Angeles, California

March 16, 2015